EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES ACQUISITION OF REMAINING INTEREST IN HIGHLAND PORTFOLIO & REFINANCING OF 24 HOTELS

Transaction Highlights:

•	$1.735 billion total transaction value ($215,000 per key)

•	Purchase price represents a forward 12-month cap rate of 7.4% and forward 12-month EBITDA multiple of 11.6x

•	Successfully refinanced 24 hotels in the portfolio with new $1.07 billion non-recourse mortgage loan
DALLAS, March 9, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully completed the previously-announced acquisition of the remaining 28.26% ownership interest of the Highland Hospitality portfolio from its joint venture partner, a value-add fund managed by Prudential Real Estate Investors. The purchase price of $250.1 million was paid in cash and funded by the concurrent refinancing of 24 hotels in the portfolio as well as proceeds from the Company’s recent equity offering.
The 28-hotel Highland Hospitality portfolio includes 19 full-service hotels and 9 select-service hotels with a concentration in major brands such as Hilton, Marriott, Hyatt and Starwood. The total transaction value was $1.735 billion ($215,000 per key). On a forward 12-month basis, the purchase price represents an expected cap rate of 7.4% on net operating income and an expected 11.6x EBITDA multiple.
In connection with the transaction, the Company has successfully refinanced 24 of the 28 hotels in the Highland portfolio with a new $1.07 billion non-recourse mortgage loan. The new financing has a two-year initial term with four, one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 4.39%, with no LIBOR floor. It replaces financing with a balance of approximately $908 million which resulted in net proceeds of approximately $200 million after closing costs and reserves including the return to the Company of approximately $80 million of reserves held by the previous lender.
“This transaction represents substantial strategic value for us in several respects. Since acquiring a majority interest in the Highland Portfolio almost 4 years ago, these high-quality assets have significantly exceeded our original expectations. Going forward, we continue to see further upside potential in this portfolio given the value-creating initiatives we have implemented as well as the favorable conditions that persist in the lodging industry,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “At the same time, we were able to take advantage of the favorable debt markets to complete a refinancing of the majority of assets in the portfolio on attractive terms. This acquisition and concurrent financing is another example of our team’s continued ability to find ways to unlock value within our portfolio.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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